Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2013 U.S. GAAP EARNINGS OF
$1.22 PER DILUTED SHARE

THE COMPANY POSTS EARNINGS OF $1.30 PER DILUTED SHARE, EXCLUDING NON-COMPARABLE ITEMS, UP 2% FROM FIRST QUARTER 2012 ON A COMPARABLE BASIS

Auburn Hills, Michigan, April 25, 2013 – BorgWarner Inc. (NYSE: BWA) today reported first quarter 2013 U.S. GAAP net earnings of $1.22 per diluted share. Excluding non-comparable items, net earnings were $1.30 per diluted share. Net sales were $1,851 million in the quarter.

First Quarter Highlights:

•	Net sales of $1,851 million.

◦	Excluding the negative impact of foreign currencies and 2012 dispositions, net sales were down approximately 1% compared with first quarter 2012.

•	U.S. GAAP net earnings of $1.22 per diluted share.

◦
Excluding $(0.08) per diluted share of net non-comparable items, net earnings were $1.30 per diluted share, up 2% from first quarter 2012 on a comparable basis and a new first quarter record for the company.

•	Operating income of $199 million.

◦	Excluding $17 million of pre-tax costs related to non-comparable items, operating income was $216 million, or 11.7% of net sales.

•	Repurchased approximately $50 million of shares in the quarter.

First Quarter Performance: “Outstanding performance by our operations drove our strong first quarter results,” said James Verrier, President and CEO of BorgWarner. “The focus on fuel economy and improved emissions continued to drive growth for BorgWarner in most parts of the world, but sharp declines in light vehicle production in Europe, a market that comprises nearly half of our sales, more than offset this growth. Excluding the impact of foreign currencies and 2012 dispositions, our net sales were down approximately 1% in the first quarter compared with first quarter 2012, in line with global light vehicle production, which was down 1%. Light vehicle production in Europe was down 9% in the same period. Despite a challenging sales environment, operational efficiency and cost controls enabled us to post a strong operating margin of 11.7% in the quarter, excluding non-comparable items.”

2013 Outlook: The company's outlook for 2013 is unchanged. Annual net sales growth is expected to be 2% to 6% compared with 2012, or 3% to 7% net of 2012 dispositions. Net earnings are expected to be within a range of $5.15 to $5.45 per diluted share, excluding non-comparable items. Operating income, as a percentage of net sales, is expected to be 11.5% or better, excluding non-comparable items.

Financial Results: Net sales were $1,851 million in first quarter 2013, down 3% from $1,913 million in first quarter 2012. Net earnings in the quarter were $142 million, or $1.22 per diluted share, compared with $158 million, or $1.28 per diluted share, in first quarter 2012. First quarter 2013 net earnings included net non-comparable items of $(0.08) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Japanese Yen and Brazilian Real, decreased net sales by approximately $2 million, and decreased net earnings approximately $(0.03) per diluted share, in first quarter 2013 compared with first quarter 2012.

Net earnings per diluted share	First Quarter		First Nine Months
	2013	2012	2012		2011

Non – U.S. GAAP	$1.30	$1.28	$3.81		$3.26

Reconciliations:
Retirement related obligations	(0.03)		(0.37)
Program termination agreement	(0.06)		(0.17)
Tax adjustments	0.01		(0.13)		0.05

U.S. GAAP	$1.22	$1.28	$1.22	*	$1.28

*Does not add due to rounding

Net cash provided by operating activities was $16 million in first quarter 2013 compared with $31 million in first quarter 2012. Capital expenditures, including tooling outlays, totaled $87 million in first quarter 2013, compared with $95 million in first quarter 2012. Balance sheet debt increased by $134 million and cash on hand decreased by $20 million at the end of first quarter 2013 compared with the end of 2012. The $154 million increase in balance sheet debt (net of cash) was primarily due to seasonal working capital funding requirements and $50 million of share repurchases. The ratio of balance sheet debt (net of cash) to capital was 13.8% at the end of first quarter 2013 compared with 10.0% at the end of 2012.

Engine Group Results: Engine segment net sales were $1,258 million in first quarter 2013 compared with $1,308 million in first quarter 2012. Excluding the negative impact of foreign currencies and 2012 dispositions, net sales were down approximately 1%. Higher sales of variable cam timing systems in Japan and emissions systems in Asia and the Americas were more than offset by lower production volumes in Europe. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $202 million in first quarter 2013, down 4% from $210 million in first quarter 2012.

Drivetrain Group Results: Drivetrain segment net sales were $601 million in first quarter 2013, compared with $611 million in first quarter 2012. Excluding the positive impact of foreign currencies, net sales were down approximately 3%. Higher sales of all-wheel drive systems in North America and all-wheel drive systems and transmission components in Korea, were more than offset by lower production volumes in Europe. Adjusted EBIT was $56 million in first quarter 2013, down 8% from $61 million in first quarter 2012.

Recent Highlights:

•	On April 24, 2013, the company's Board of Directors authorized the purchase of up to 5 million additional shares of the company's common stock on the open market.

•
On April 15, 2013, BorgWarner's regulated three-stage (R3S) turbocharging system was named a winner of the prestigious 2013 Automotive News PACE Award at a ceremony held in Detroit, Michigan. BorgWarner also received a PACE Innovation Partnership Award for its collaboration with BMW on the R3S turbocharging system for diesel engines. Recognized around the world as a symbol of excellence, the annual Automotive News PACE (Premier Automotive Suppliers' Contribution to Excellence) Awards acknowledge automotive suppliers for superior innovation, technological advancement and business performance.

•
BorgWarner has opened its new production facility and engineering center in Itatiba City, Brazil. The new campus will produce several technologies for passenger cars and commercial vehicles such as turbochargers, viscous fans and fan drives, engine timing systems and emissions technologies. BorgWarner’s new facilities are located 80 km northwest of São Paulo and are twice as big as its former facility in Campinas.

•
BorgWarner supplies its latest turbocharging technology for a new generation of medium-duty engines from Mercedes-Benz, the first commercial vehicle manufacturer to achieve Euro VI compliance for all of its medium- and heavy-duty engines.

•
BorgWarner's advanced technologies drive the 2013 North American Car and Truck/Utility of the Year winners: the Cadillac ATS and Ram 1500. For the Cadillac ATS, BorgWarner supplies friction plates and one-way clutches for the 6-speed automatic transmission and Torque-On-Demand® (TOD®) transfer cases and controls for all-wheel drive models. For the Ram 1500, BorgWarner produces viscous fan drives for the V8 engine, timing systems for models equipped with Pentastar engines, friction plates for the 8-speed automatic transmission and TOD® transfer case systems for four-wheel drive models.

•
BorgWarner Turbo Systems received a Daimler Supplier Award 2012 in recognition of outstanding performance in quality, costs and delivery reliability. BorgWarner supplies a variety of turbocharging technologies to Mercedes-Benz, including regulated two-stage (R2S®) and twin scroll turbochargers.

•
Two BorgWarner facilities received 2012 Supplier Quality Excellence Awards from General Motors (GM). Presented to about 7% of GM’s suppliers, the new award recognizes supplier manufacturing locations for achieving consistently high levels of quality that exceed defined customer quality performance criteria.

At 9:30 a.m. ET today, a brief conference call concerning first quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 57 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2013	2012
Net sales	$1,851.1	$1,912.5
Cost of sales	1,476.4	1,516.7
Gross profit	374.7	395.8

Selling, general and administrative expenses	159.3	169.0
Other (income) expense	16.9	1.1
Operating income	198.5	225.7

Equity in affiliates’ earnings, net of tax	(9.7)	(9.2)
Interest income	(1.0)	(1.4)
Interest expense and finance charges	9.7	15.1
Earnings before income taxes and noncontrolling interest	199.5	221.2

Provision for income taxes	50.9	57.5
Net earnings	148.6	163.7

Net earnings attributable to the noncontrolling interest, net of tax	6.6	5.7
Net earnings attributable to BorgWarner Inc.	$142.0	$158.0

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$142.0	$158.0
Adjustment for net interest expense on convertible notes	—	5.0
Diluted net earnings attributable to BorgWarner Inc.	$142.0	$163.0

Earnings per share — diluted	$1.22	$1.28

Weighted average shares outstanding — diluted	116.6	127.7

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2013	2012
Capital expenditures, including tooling outlays	$87.4	$95.0

Depreciation and amortization:
Fixed assets and tooling	$68.2	$63.8
Intangible assets and other	6.7	7.4
	$74.9	$71.2

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2013	2012
Engine	$1,257.5	$1,308.2
Drivetrain	601.4	611.4
Inter-segment eliminations	(7.8)	(7.1)
Net sales	$1,851.1	$1,912.5

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2013	2012
Engine	$202.3	$209.8
Drivetrain	56.0	61.2
Adjusted EBIT	258.3	271.0
Program termination agreement	11.3	—
Retirement related obligations	5.9	—
Corporate, including equity in affiliates' earnings and stock-based compensation	32.9	36.1
Interest income	(1.0)	(1.4)
Interest expense and finance charges	9.7	15.1
Earnings before income taxes and noncontrolling interest	199.5	221.2
Provision for income taxes	50.9	57.5
Net earnings	148.6	163.7
Net earnings attributable to the noncontrolling interest, net of tax	6.6	5.7
Net earnings attributable to BorgWarner Inc.	$142.0	$158.0

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2013	December 31, 2012
Assets

Cash	$695.4	$715.7
Receivables, net	1,318.4	1,147.3
Inventories, net	449.5	447.6
Other current assets	138.2	162.2
Total current assets	2,601.5	2,472.8

Property, plant and equipment, net	1,765.2	1,788.0
Other non-current assets	2,162.2	2,140.0
Total assets	$6,528.9	$6,400.8

Liabilities and Equity

Notes payable and other short-term debt	$229.3	$243.4
Accounts payable and accrued expenses	1,311.9	1,287.2
Income taxes payable	42.0	72.5
Total current liabilities	1,583.2	1,603.1

Long-term debt	971.4	823.8
Other non-current liabilities	812.7	827.8

Total BorgWarner Inc. stockholders’ equity	3,106.1	3,082.6
Noncontrolling interest	55.5	63.5
Total equity	3,161.6	3,146.1

Total liabilities and equity	$6,528.9	$6,400.8

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2013	2012
Operating
Net earnings	$148.6	$163.7
Non-cash charges (credits) to operations:
Depreciation and amortization	74.9	71.2
Bond amortization	—	4.4
Deferred income tax benefit	(17.0)	(22.1)
Other non-cash items	(0.4)	13.6
Net earnings adjusted for non-cash charges to operations	206.1	230.8
Changes in assets and liabilities	(189.8)	(200.0)
Net cash provided by operating activities	16.3	30.8

Investing
Capital expenditures, including tooling outlays	(87.4)	(95.0)
Net proceeds from asset disposals	13.8	1.0
Net proceeds from sale of business	—	1.6
Net cash used in investing activities	(73.6)	(92.4)

Financing
Net decrease in notes payable	(11.0)	(11.7)
Additions to long-term debt, net of debt issuance costs	161.0	191.4
Repayments of long-term debt, including current portion	(15.6)	(99.9)
Payments for purchase of treasury stock	(49.9)	—
Proceeds from stock options exercised, including the tax benefit	11.4	47.0
Taxes paid on employees' restricted stock award vestings	(27.2)	(17.5)
Dividends paid to noncontrolling stockholders	(9.0)	(12.0)
Net cash provided by financing activities	59.7	97.3

Effect of exchange rate changes on cash	(22.7)	1.6

Net (decrease) increase in cash	(20.3)	37.3

Cash at beginning of year	715.7	359.6
Cash at end of period	$695.4	$396.9